UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 25, 2015

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36493	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

(952) 473-9950

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard Transfer of Listing.

On November 25, 2015, Dakota Plains Holdings, Inc. (the “Company”) received a second notice (the “Notice”) from NYSE Regulation, Inc. (the “NYSE”) communicating that the NYSE has accepted the Company’s plan to regain compliance with the NYSE MKT LLC continued listing standards. The Company expects to have until March 14, 2017 to regain compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the NYSE MKT Company Guide.  The Company will be subject to periodic review by NYSE Staff during the compliance plan period.  If the Company does not make progress consistent with the plan or is not in compliance with the continued listing standards by March 14, 2017, then the NYSE will initiate delisting proceedings.

As previously reported, the Company received a notice on September 14, 2015 from NYSE indicating that the Company is below certain of the NYSE MKT LLC continued listing standards due to the fact that the Company reported a stockholders’ deficit of approximately $(3.1) million in its quarterly report on Form 10-Q for the three months ended June 30, 2015, and has incurred net losses in its four most recent fiscal years ended December 31, 2014, as set forth in Sections 1003(a)(i) and 1003(a)(ii) of the NYSE MKT Company Guide.

Item 7.01.	Regulation FD Disclosure.

On December 1, 2015, the Company issued a press release pertaining to the Notice referenced in Item 3.01 above, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into our filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished with this Form 8-K:

	99.1	Press Release dated December 1, 2015

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2015	DAKOTA PLAINS HOLDINGS, INC.

/s/ Timothy R. Brady
Timothy R. Brady Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
99.1	Press release, dated December 1, 2015	Furnished Electronically